EXHIBIT 1



                    COMMON STOCK PURCHASE AND SALE AGREEMENT


        This Common Stock Purchase and Sale Agreement (the "Agreement"), dated January 18, 1996, by and among TCW SPECIAL CREDITS, a California general partnership, for itself (in its individual capacity, "TCW") and as general partner or investment manager for the entities (other than TCW Trust (as defined below)) set forth on Schedule I attached hereto (each entity set forth on Schedule I (including TCW Trust), a "Selling Shareholder" and, collectively, the "Selling Shareholders"), TRUST COMPANY OF THE WEST, a California corporation, for itself (in its individual capacity, "Trust") and as trustee for TCW Special Credits Trust, a California collective investment trust ("TCW Trust"), and RESOURCE GROUP INTERNATIONAL, INC., a Washington corporation ("Purchaser").

                                   WITNESSETH:

        WHEREAS, the Common Stock, par value $0.01 per share (including the common stock purchase rights associated therewith, the "Common Stock"), of Koger Equity, Inc., a Florida corporation (the "Company"), is publicly traded on the American Stock Exchange under the symbol "KE";

        WHEREAS, the Selling Shareholders collectively own and desire to sell 2,449,571 shares of the Company's Common Stock as more particularly set forth on Schedule I attached hereto under the headings "Initial Shares" and "Secondary Shares" (as appropriately adjusted as necessary to reflect a stock split, stock dividend, merger, consolidation, reclassification, recapitalization or other similar transaction, the "Shares"), which Shares constitute approximately 13.8% of the total issued and outstanding shares of Common Stock;

        WHEREAS, TCW acts as general partner of, or investment manager to, each of the Selling Shareholders (other than TCW Trust) and, in such capacity, has the authority to take certain actions on behalf of the Selling Shareholders (other than TCW Trust) and has or shares the power to vote or dispose of, or to direct the voting or disposition of, the Shares (other than those owned by TCW Trust);

        WHEREAS, Trust acts as trustee of TCW Trust and, in such capacity, has the authority to take certain actions on behalf of TCW Trust and has or shares the power to vote or dispose of, or to direct the voting or disposition of, the Shares owned by TCW Trust;

        WHEREAS, Purchaser desires to purchase the Shares from the Selling Shareholders, and the Selling Shareholders desire to sell the Shares to Purchaser, upon the terms and conditions hereinafter set forth;

        WHEREAS, the Selling Shareholders require, and the Purchaser wishes to provide, certain assurance regarding the minimum consideration which each Selling Shareholder is entitled to receive with respect to the sale of the number of shares of Common Stock set forth opposite the name of such Selling Shareholder during the time period set forth in Section 12;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

        1. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, (i) on the Initial Closing Date (as hereinafter defined) the Selling Shareholders shall sell to Purchaser, and Purchaser shall purchase from the Selling Shareholders, the Shares set forth on Schedule I hereto under the heading "Initial Shares" (the "Initial Shares") and (ii) on the Second Closing Date (as hereinafter defined), the Selling Shareholders shall sell to Purchaser, and Purchaser shall purchase from the Selling Shareholders, the Shares set forth on
   Schedule I hereto under the heading "Secondary Shares" (the "Secondary Shares").

        2.   Purchase Price.

             (a) The purchase price (the "Purchase Price") payable per Share to be purchased by Purchaser hereunder shall be, as of any date, $12.00 (appropriately adjusted as necessary to reflect a stock split, stock dividend, merger, consolidation, reclassification, recapitalization or other similar transaction with respect to the Common Stock), plus interest on such amount from January 1, 1996 through the date on which the Closing (as hereinafter defined)) with respect to such Share occurs at a rate of 5% per annum, compounded monthly, based on a year of 366 days.

             (b)  All amounts payable by Purchaser to the Selling
   Shareholders pursuant to this Section 2 shall be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule I hereto.

        3. Representations and Warranties of TCW, Trust and Selling Shareholders. TCW, Trust and the Selling Shareholders (each on behalf of and with respect to itself) make the following representations and warranties to Purchaser, each of which is true and correct on the date hereof, shall remain true and correct to and as of the Second Closing (as hereinafter defined) (except for representations and warranties with respect to the Initial Shares, which shall remain true and correct to and as of the Initial Closing (as hereinafter defined)) and shall survive the
   Closings:

             (a) Each of TCW and Trust is duly organized, validly existing and in good standing under the laws of the State of California. Each of TCW and Trust has all requisite entity power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by TCW and Trust, respectively, and to carry out the transactions contemplated hereby and thereby. All entity actions and proceedings necessary to be taken by or on the part of each of TCW and Trust in connection with the transactions contemplated by this Agreement have been duly and validly taken.

             (b) Each of TCW and Trust has the power and authority under the terms and provisions of a partnership, trust or other written agreement with, or concerning the governance of, each of the Selling Shareholders (other than TCW Trust) and TCW Trust, respectively, to enter into this Agreement on behalf of such Selling Shareholder and to make the representations and warranties set forth herein on such Selling Shareholder's behalf.

             (c) The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by (i) TCW for itself and on behalf of the Selling Shareholders (other than TCW Trust) and (ii) Trust for itself and on behalf of TCW Trust, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by TCW and Trust, respectively.

             (d) No other act or proceeding on behalf of TCW, Trust or any Selling Shareholder is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by TCW, Trust and the Selling Shareholders pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by TCW, Trust and the Selling Shareholders and constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by TCW, Trust and the Selling Shareholders pursuant hereto will constitute, valid and binding agreements of each of TCW, Trust and the Selling Shareholders enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and by general equitable principles. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in any violation of or default under (a) any provision of the articles of incorporation, partnership agreement, bylaws, trust agreement or other governing document, of TCW, Trust or any Selling Shareholder, (b) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which TCW, Trust or any Selling Shareholder is a party or by which any of their properties or assets may be bound (provided that no representation or warranty is being made under this clause (b) as to the Amended and Restated Articles of Incorporation of the Company (as the same may be further amended from time to time, the "Articles")) or (c) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to TCW, Trust any Selling Shareholder or any of their respective properties, or (ii) result in the acceleration of any material obligation or the creation of any material lien, charge or encumbrance upon any of the assets of TCW, Trust or any Selling Shareholder. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution, delivery and performance of this Agreement by TCW, Trust or any Selling Shareholder.

             (e) The Selling Shareholders are the owners of the Shares in the amounts set forth in Schedule I hereto, free and clear of all liens, claims, charges and other encumbrances (subject to any encumbrances imposed thereon or with respect thereto by the Articles or the restrictions on transfer contained in any applicable securities laws) and the Shares are held by Sanwa Bank & Trust, as custodian, through an account on the book entry system maintained by the Depositary Trust Corporation. Upon the Initial Closing and the Second Closing, the Selling Shareholders shall convey to Purchaser or its permitted designee or assignee good and marketable title to the Initial Shares and the Secondary Shares, respectively, in each case free and clear of all liens, claims, charges and other encumbrances (subject to any encumbrances imposed thereon or with respect thereto by the Articles or the restrictions on transfer contained in any applicable securities laws). None of the Selling Shareholders has any right, directly or indirectly, to purchase or has any interest in any shares of Common Stock other than the Shares and those shares of Common Stock described in filings on Schedule 13D (as it may be amended from time to time) made collectively by TCW and certain other parties.

             (f) Neither the Selling Shareholders nor any directors, partners, officers, employees or agents thereof has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

             (g) None of the Selling Shareholders has offered, directly or indirectly, any Shares beneficially owned thereby for sale, nor solicited any offer to buy any such Shares, by means of any general advertising or by any other form of general solicitation. None of the Selling Share-holders has offered, directly or indirectly, any Shares beneficially owned thereby for sale, nor solicited any offer to buy any such Shares, in any other manner that would require the sale of the Shares to be subject to the registration requirements of the Securities Act of 1933, as amended. Each of the Selling Shareholders confirms that it did not acquire any Shares with a view to, or for, resale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, which would not be exempt from the registration requirements of such Act.

        4. Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to TCW, Trust and the Selling Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and as of the Second Closing, and shall survive the Closings:

             (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Purchaser has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and to carry out the transactions contemplated hereby and thereby.

             (b) The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser. No other corporate act or proceeding on the part of Purchaser or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Purchaser pursuant hereto will constitute, valid and binding agreements of Purchaser, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

             (c) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both,
   (i) conflict with or result in any violation of or default under (a) any provision of the Articles of Incorporation or the bylaws of Purchaser, each as amended and/or restated to date, (b) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which Purchaser is a party or by which any of its properties or assets may be bound (provided that no representation or warranty is being made under this clause (b) as to the Articles) or (c) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to Purchaser or any of its properties, or (ii) which result in the acceleration of any material obligation or the creation of any material lien, charge or encumbrance upon any of the assets of Purchaser. Except as contemplated by Section 6(a), no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution, delivery and performance of this Agreement by Purchaser.

             (d) Neither Purchaser nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

             (e) Purchaser is a sophisticated investor capable of evaluating the merits and risks of investment in the Shares and of making an informed investment decision with respect thereto. Purchaser acknowledges that it has conducted its own review of the documents filed by the Company with the Securities and Exchange Commission (including, without limitation, any exhibits or schedules) and that neither TCW, Trust nor any of the Selling Shareholders is making any representations or warranties with respect to such documents (other than agreements to which TCW, Trust or a Selling Shareholder is a party) or their applicability to any of the transactions contemplated hereby. Neither TCW, Trust nor any Selling Shareholder has made any representation or warranty to Purchaser other than those set forth in Section 3. The Shares are being acquired by Purchaser for investment only and not with a view to resale or other distribution. Purchaser acknowledges and understands that the Shares being acquired hereunder shall have the status of securities acquired in a transaction under Section 4(2) of the Securities Act of 1933, as amended, and cannot be resold without registration under such Act or an exemption therefrom. Purchaser acknowledges and understands that TCW and the Selling Shareholders have a representative serving on the Company's Board of Directors.

             (f) Purchaser has a tangible net worth in excess of $100 million and Purchaser has cash or cash equivalents available in an amount sufficient to consummate the transactions contemplated hereby.

        5.   Covenants of TCW, Trust and the Selling Shareholders.

             (a) From the date hereof until the later of (i) the forty-fifth day after the Initial Closing Date and (ii) the earlier of (x) the sixtieth day after the Initial Closing Date and (y) three (3) business days after the date on which the condition set forth in Section 7(b)(ii) shall have been satisfied (the "Blackout Period"), each of the Selling Shareholders covenants and agrees that it will not transfer any of the Shares, except to Purchaser pursuant hereto.

             (b) TCW, Trust and the Selling Shareholders covenant and agree to cooperate with Purchaser and the Company in causing the event in
   Section 7(b)(ii) to occur including, without limitation, responding to any inquiries from the Federal Trade Commission (the "FTC") or the United States Department of Justice ("DOJ").

             (c) TCW, Trust and the Selling Shareholders covenant and agree to assign their respective rights under the Registration Rights Agreement, dated as of August 9, 1993, by and between the Company and TCW, with respect to any Shares purchased hereunder, but only if such assignment is consented to by the Company and otherwise constitutes a valid assignment in accordance with such agreement.

        6.   Covenants of Purchaser.

             (a) Purchaser covenants and agrees that, as soon as possible (but in no event later than five (5) business days) after the Initial Closing, Purchaser shall prepare and file all documents with the FTC and the DOJ as are required to be filed by Purchaser pursuant to the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act") with respect to the Second Closing and shall furnish promptly all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings by Purchaser.

             (b) Purchaser covenants and agrees that after the Initial Closing, Purchaser shall use commercially reasonable efforts to cause the condition set forth in Sections 7(b)(ii) to be satisfied.

        7.   Conditions Precedent to Purchaser's Obligations.

             (a) Each and every obligation of Purchaser to be performed on any Closing Date (as hereinafter defined) shall be subject to the satisfaction prior to or at the Closing on such date of each of the following conditions:

                  (i) Each of the representations and warranties made by TCW, Trust and each Selling Shareholder in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of such Closing Date as though such representations and warranties were made or given on and as of such Closing Date, except for any representation or warranty that expressly indicates that it is being made as of a specific date.

                 (ii) Each of TCW, Trust and the Selling Shareholders shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on such Closing Date, including the delivery of the closing documents specified in Section 10.

                (iii) No injunction or restraining order shall have been issued by any court of competent jurisdiction that enjoins consummation of the transactions contemplated hereby.

             (b) Each and every obligation of Purchaser to be performed on the Second Closing Date shall be subject to the satisfaction prior to or at the Second Closing of each of the following conditions:

                  (i) The Initial Closing shall have been consummated in accordance with the terms of this Agreement.

                 (ii) All applicable waiting periods shall have expired or early termination shall have been received under the HSR Act to consummate the Second Closing.

             (c) Each and every obligation of Purchaser under Section 12 shall be subject only to the satisfaction prior to the date on which such obligations mature of the following conditions:

                  (i) Each of the representations and warranties made by TCW, Trust and each Selling Shareholder in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the last day of the Blackout Period as though such representations and warranties were made or given on and as of such date, except for any representation or warranty that expressly indicates that it is being made as of a specific date.

                 (ii) Each of TCW, Trust and the Selling Shareholders shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on such date.


        8.   Conditions Precedent to Selling Shareholders' Obligations.

             (a) Each and every obligation of the Selling Shareholders to be performed on any Closing Date shall be subject to the satisfaction prior to or at the Closing on such date of the following conditions:

                  (i) Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of such Closing Date as though such representations and warranties were made or given on and as of such Closing Date.

                 (ii) Purchaser shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on such Closing Date, including the delivery of the closing documents specified in Section 11.

                (iii) No injunction or restraining order shall have been issued by a court of competent jurisdiction that enjoins consummation of the transactions contemplated hereby.

             (b) Each and every obligation of the Selling Shareholders to be performed on the Second Closing Date shall be subject to the satisfaction prior to or at the Second Closing of each of the following conditions:

                  (i) The Initial Closing shall have been consummated in accordance with the terms of this Agreement.

                 (ii) The Second Closing Date shall occur prior to the expiration of the Blackout Period.

        9. Closings. The closing of (i) the purchase and sale of the Initial Shares (the "Initial Closing") and (ii) the purchase and sale of the Secondary Shares (the "Second Closing" and, together with the Initial Closing, the "Closings") shall take place on January 19, 1996, in the case of the Initial Closing, and on the third business day following satisfaction of the condition set forth in Section 7(b)(ii), in the case of the Second Closing, or at such other time and place as the parties hereto shall agree upon. The date on which the Initial Closing or the Second Closing occurs is referred to in this Agreement as the "Initial Closing Date" or the "Second Closing Date," respectively, and such dates shall be collectively referred to in this Agreement as the "Closing Dates."

        10. Documents to Be Delivered by TCW, Trust and the Selling Shareholders at the Closings. At each of the Closings, TCW, Trust or the Selling Shareholders, as the case may be, shall deliver, or cause to be delivered, to Purchaser or its wholly-owned designee the following documents, in each case duly executed or otherwise in proper form:

             (a) Either (i) stock certificates duly endorsed for transfer or with duly executed stock powers attached thereto, representing the Initial Shares, in the case of the Initial Closing, and representing the Secondary Shares, in the case of the Second Closing, or (ii) other customary evidence of transfer of the Initial Shares, in the case of the Initial Closing, and of the Secondary Shares, in the case of the Second Closing.

             (b) A certificate signed by a duly authorized general partner of TCW on behalf of TCW and the Selling Shareholders (other than TCW Trust), and a duly authorized officer of Trust on behalf of Trust and TCW Trust, that each of the representations and warranties made by TCW and the Selling Shareholders (other than TCW Trust), and Trust and TCW Trust, respectively, in this Agreement is true and correct in all material respects on and as of the Closing Date on which such Closing occurs with the same effect as though such representations and warranties had been made or given on and as of such Closing Date, except for any representation or warranty that expressly indicates that it is being made as of a specific date, and that TCW and the Selling Shareholders (other than TCW Trust), and Trust and TCW Trust, respectively, have performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with on or prior to such Closing Date.

        11.  Documents to Be Delivered by Purchaser at the Closings.

             At each of the Closings, Purchaser shall deliver to TCW, on behalf of the Selling Shareholders (other than TCW Trust), and Trust, on behalf of TCW Trust, the following documents, in each case duly executed or otherwise in proper form:

                  (a) A wire transfer in payment of the Purchase Price for the Initial Shares, in the case of the Initial Closing and, the Secondary Shares, in the case of the Second Closing, in each case, as required by
   Section 2(b) hereof.

                  (b) A certificate signed by a duly authorized officer of Purchaser that the representations and warranties made by Purchaser in this Agreement are true and correct on and as of the Closing Date on which such Closing occurs with the same effect as though such representations and warranties had been made or given on and as of such Closing Date, and that Purchaser has performed and complied with all of Purchaser's obliga-tions under this Agreement which are to be performed or complied with on or prior to such Closing Date.

        12.  Gross-Up.

             (a) If the Second Closing has not occurred prior to the expiration of the Blackout Period (and without limiting the rights and remedies of the Selling Shareholders hereunder in the event of a breach by Purchaser), the Selling Shareholders shall have the right from time to time to sell any Shares then beneficially owned by the Selling Shareholders pursuant to a Third Party Sale (as hereinafter defined). At any time and from time to time, the Selling Shareholders shall have the right to sell any of the shares of Common Stock set forth on Schedule I under the heading "Gross-Up Shares" (as appropriately adjusted as necessary to reflect a stock split, stock dividend, merger, consolidation, reclassification, recapitalization or other similar transaction, the "Gross-Up Shares") then beneficially owned by the Selling Shareholders pursuant to a Third Party Sale. For purposes of this Agreement, "Third Party Sale" shall mean a sale in accordance with the terms of this Agreement of any Shares or Gross-Up Shares to an unaffiliated third party or parties, including, without limitation, to an underwriter in connection with a public offering. Purchaser shall have no rights with respect to any Shares from and after the date on which such Shares are sold pursuant to a Third Party Sale in accordance with the terms of this Agreement.

             (b) If any Third Party Sales are entered into prior to the date that is six months after the last day of the Blackout Period (the "Gross-Up Period"), Purchaser shall pay to the Selling Shareholders, within five
   (5) business days after receipt of written demand and in accordance with
   Section 2(b), the product of (i) the number of Shares and/or Gross-Up Shares, as the case may be, subject to such Third Party Sale and (ii) the excess, if any, of (x) the Purchase Price that would have been payable to the Selling Shareholders by Purchaser pursuant to Section 2(a) had a Closing occurred on the date of the consummation of such Third Party Sale over (y) the greater of (1) 90% of the average closing price of a share of Common Stock on the American Stock Exchange for the period of ten (10) consecutive trading days (A) during which Purchaser and Purchaser's Affiliates (as hereinafter defined) shall not have purchased or offered to purchase any shares of Common Stock and (B) which most immediately precedes the date on which such Third Party Sale occurs and (2) the purchase price per Share and/or Gross-Up Share paid in connection with such Third Party Sale. The Selling Shareholders shall deliver to Purchaser all agreements regarding such Third Party Sale (or other documents evidencing such Third Party Sale (e.g., a window ticket evidencing the transfer of Shares or Gross-Up Shares pursuant to such Third Party Sale)) and a calculation of the amount due hereunder, which amount shall be paid within the time period set forth above. Purchaser agrees that to the extent it has notice of any pending Third Party Sale, it shall not, and shall cause each of the Purchaser's Affiliates not to, purchase or offer to purchase any shares of Common Stock during the ten
   (10) consecutive trading day period ending on the trading day which immediately precedes such Third Party Sale.

             (c) Notwithstanding the foregoing, if during the Gross-Up Period and prior to the giving by the Selling Shareholders of notice of a Third Party Sale pursuant to Section 12(b), Purchaser provides to the Selling Shareholders a Replacement Offer (as hereinafter defined), then Purchaser shall be released from its obligations to make any payments pursuant to Section 12(b); provided, however, that Purchaser shall only be released if the closing of the Replacement Offer either occurs on the terms set forth in the Replacement Offer or fails to occur on such terms as a result of the rejection of such offer by the Selling Shareholders. For purposes hereof, "Replacement Offer" shall mean a legally binding written offer to purchase, which shall be irrevocable for at least five
   (5) business days after receipt by TCW, Trust and the Selling Shareholders of such Replacement Offer to TCW, Trust and the Selling Shareholders, all, but not less than all, of the Shares and Gross-Up Shares, to the extent then beneficially owned by the Selling Shareholders, from a potential purchaser that has the financial capacity to purchase such Shares and Gross-Up Shares and which offer (i) is not subject to any conditions other than the continued accuracy of TCW's, Trust's and the Selling Shareholders' representations and warranties herein and clearance under the HSR Act and (ii) provides for a purchase price for such Shares and Gross-Up Shares at least equal to the Purchase Price that would have been payable to the Selling Shareholders by Purchaser pursuant to Section 2(a) had a Closing occurred on the forty-fifth day after notice of such Replacement Offer is received by TCW, Trust and the Selling Shareholders.

        13.  Indemnification.

             (a) Subject to the terms and conditions of this Section 13, TCW hereby agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, employees and controlled and controlling persons (hereinafter Purchaser's Affiliates") from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by Purchaser or Purchaser's Affiliates, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of TCW contained in this Agreement, or (b) the breach of any covenant of TCW contained in this Agreement. As used in this Section 13, the term "Claim" shall mean:
   (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter) penalties, court costs and attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

             (b) Subject to the terms and conditions of this Section 13, each Selling Shareholder hereby agrees to indemnify, defend and hold harmless Purchaser and Purchaser's Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by Purchaser or Purchaser's Affiliates, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of such Selling Shareholder contained in this Agreement, or (b) the breach of any covenant of such Selling Shareholder contained in this Agreement.

             (c) Subject to the terms and conditions of this Section 13, Trust hereby agrees to indemnify, defend and hold harmless Purchaser and Purchaser's Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by Purchaser or Purchaser's Affiliates, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Trust contained in this Agreement, or (b) the breach of any covenant of Trust contained in this Agreement.

             (d) Subject to the terms and conditions of this Section 13, Purchaser hereby agrees to indemnify, defend and hold harmless TCW, Trust and the Selling Shareholders from and against all Claims asserted against, resulting to, imposed upon or incurred by any of TCW, Trust and the Selling Shareholders, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement, or (b) the breach of any covenant of Purchaser contained in this Agreement.

             (e) The obligations and liabilities of any party to indemnify any other person under this Section 13 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  (i) The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this
   Section 13, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                 (ii) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                (iii) Anything in this subsection (e) to the contrary notwithstanding, (x) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (y) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified party of a release from all liability in respect of such Claim.

        14. Termination. This Agreement may be terminated by either TCW, Trust and the Selling Shareholders, on one hand, or the Purchaser, on the other hand, if the Second Closing shall not have been consummated prior to the expiration of the Blackout Period; provided, however, that the obligations of each of the parties hereto under Sections 12 (subject to the satisfaction of the conditions set forth in Sections 7(c)(i) and
   (ii)), 13 (solely with respect to events that shall have occurred prior to such termination) and 16 through 29 shall continue in full force and effect notwithstanding any such termination, and that no party shall be relieved from any liability of any kind or nature whatsoever resulting from or arising out of a breach thereby of this Agreement occurring prior to such termination.

        15. Further Assurances. From time to time prior to, at and after any Closing, each party hereto shall execute all such instruments and take all such actions as any other party hereto shall reasonably request in connection with carrying out and effectuating the transactions contemplated by this Agreement.

        16. Notices. Any notices required or allowed to be furnished pursuant to the terms hereof shall be provided to TCW, Trust, the Selling Shareholders and Purchaser at the addresses set forth with their signatures below. Notices hereunder shall be in writing and may be hand delivered, mailed, delivered by overnight courier service or, if facsimile numbers are provided below, transmitted by facsimile. If mailed, such notices shall be sent by certified mail, postage prepaid, return receipt requested. The date which is three (3) business days after the date of mailing shall be deemed to be the date on which the notice was given. The postmark affixed to such notice by the U.S. Post Office shall be conclusively presumed to be the date of mailing for purposes of this Section. In the case of notices given by hand delivery or overnight courier, such notices shall be deemed given on the date of the actual receipt. If transmitted by facsimile, such notices shall be deemed given on the date of the actual receipt of a complete, legible facsimile transmission, except that if a facsimile transmission is received after business hours or on a weekend or holiday, then the notice shall be deemed given on the next business day following the receipt of the facsimile transmission.

        17. Attorneys' Fees. In the event any party hereto finds it necessary to bring any suit, action, or other proceeding at law or equity to interpret, enforce or implement any of the terms, covenants or conditions hereof or of any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding, including any bankruptcy proceeding and/or any appeal, shall be paid all costs and reasonable attorneys' fees by the non-prevailing party, and in the event any judgment is secured by such prevailing party, all such costs and attorneys' fees shall be included in any such judgment, attorneys' fees to be set by the court and not by the jury. No termination of this Agreement upon any grounds or in any circumstances addressed herein or otherwise will impair or limit a prevailing party's right to recover from the other party its attorneys' fees and costs in accordance with the provisions of this Section.

        18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof.

        19.  Assignment; Parties in Interest.

             (a) Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, TCW, Trust and the Selling Shareholders hereby consent to Purchaser assigning its rights hereunder to a corpora-tion, partnership or limited liability company to be formed and in which Purchaser owns a majority interest. Purchaser agrees to notify TCW, Trust and the Selling Shareholders within five (5) days after said assignment or any other assignment of Purchaser's rights under this Agreement to which TCW, Trust and the Selling Shareholders may hereafter consent, and such notification shall be accompanied by a copy of the instrument of assignment. Notwithstanding the foregoing, TCW, Trust and the Selling Shareholders shall have no obligation to execute and deliver closing documents pursuant to this Agreement in favor of anyone other than the original Purchaser identified herein, unless TCW, Trust and the Selling Shareholders receive written notification at least (i) twenty-four (24) hours prior to the Initial Closing, in the case of the Initial Closing, and (ii) three (3) business days prior to the Second Closing, in the case of the Second Closing. An assignment by Purchaser of its rights under this Agreement shall not release Purchaser from its obligations and liabilities under this Agreement, including, without limitation, its obligation to close the purchase of Shares if its assignee fails to close this transaction or if Purchaser's notice of an assignment is not duly given to TCW, Trust and the Selling Shareholders within the time period provided for herein.

             (b) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        20. Expenses. Except as hereinafter set forth, each of the parties hereto shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Selling Shareholders shall pay any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement (and any interest or penalties related thereto).

        21. Saturdays, Sundays and Legal Holidays. If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

        22. Usage of Gender Specific Terms. As used herein, each of the masculine, feminine and neuter genders shall include the other genders, the singular shall include the plural, and the plural shall include the singular, wherever appropriate to the context.

        23. Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties with respect to the transactions contemplated herein, including the purchase and sale of the Shares, and all prior understandings and agreements of the parties relating thereto are merged herein. This Agreement may not be modified in any manner whatsoever except by a written instrument signed by TCW and Purchaser.

        24. Waiver. No delay in exercising any right or remedy of any of the parties hereunder shall constitute a waiver thereof, and no waiver by TCW, Trust, the Selling Shareholders or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

        25. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        26. Severability. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

        27. Public Announcements. The parties shall mutually agree on the content and timing of any public disclosure in relation to the transactions contemplated hereby, subject to applicable requirements of law.

        28. Limitations on Liability. The parties hereto acknowledge and agree that in no event shall any of the partners, officers, directors, shareholders, employees, agents or investment managers (collectively "Representatives") of TCW, Trust or any Selling Shareholder, on one hand, or of Purchaser on the other hand, have any obligation or liability to Purchaser or TCW, Trust and the Selling Shareholders, respectively, for any action taken or omitted by or on behalf of any Selling Shareholder or Purchaser, respectively, hereunder or in connection herewith (such obligation and liability being the sole responsibility of such Selling Shareholder or Purchaser, respectively, hereunder). The parties hereto further acknowledge and agree that all obligations and liabilities of each Selling Shareholder, on one hand, and Purchaser, on the other hand, under this Agreement or in connection herewith are enforceable solely against such Selling Shareholder and its assets and not against the assets of TCW, Trust, any other Selling Shareholder or any Representatives of TCW, Trust or any Selling Shareholder, or Purchaser and its assets and not against the assets of any Representative of Purchaser, respectively; provided, however, that if such obligations or liabilities of the Selling Shareholders are not specifically attributable to a particular Selling Shareholder, then the obligations and liabilities of each Selling Shareholder shall be several in the proportions of the aggregate Shares of each Selling Shareholder set forth on Schedule I hereto and not joint and several. The provisions of this Section 28 shall in no way limit or otherwise affect TCW's responsibility or Trust's responsibility to Purchaser for any breach by TCW on its own behalf, or Trust on its own behalf, respectively, hereunder.

        29.  Time.  Time is of the essence of this Agreement.

        30. Execution. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by transmitting a copy of its signature by facsimile to the other parties. In such event the signing party shall deliver an original of the signature page to each of the other parties within one business day of signing, and failure to so deliver such originals shall result in the facsimile copy of that party's signature being treated as an original.

             IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date and year first above written.


   SELLING
   SHAREHOLDERS:       TCW SPECIAL CREDITS, a California general partnership,
                            as general partner or investment manager of the entities set forth on Schedule I attached hereto (other than TCW Special Credits Trust)

                       By:  TCW Asset Management Company, its
                                 managing general partner


                       By:  /s/ Bruce A. Karsh
                            Bruce A. Karsh
                            Authorized Signatory


                       By:  /s/ Kenneth Liang
                            Kenneth Liang
                            Authorized Signatory

                       Address: c/o Oaktree Capital Management, LLC 550 South Hope Street, 22nd Floor Los Angeles, California 90071
                                 Attn:  Bruce A. Karsh,
                                          President

                       Facsimile No.:  (213) 694-1592


             TRUST COMPANY OF THE WEST, a California corporation, as trustee of TCW Special Credits Trust, a California collective investment trust


                       By:  /s/ Bruce A. Karsh
                            Bruce A. Karsh
                            Authorized Signatory


                       By:  /s/ Kenneth Liang
                            Kenneth Liang
                            Authorized Signatory

                       Address: c/o Oaktree Capital Management, LLC 550 South Hope Street, 22nd Floor Los Angeles, California 90071
                                 Attn:  Bruce A. Karsh,
                                          President

                       Facsimile No.:  (213) 694-1592


   TCW:                TCW SPECIAL CREDITS, a California general partnership


                       By:  TCW Asset Management Company, its managing
                              general partner

                       By:  /s/ Bruce A. Karsh
                            Bruce A. Karsh
                            Authorized Signatory

                       By:  /s/ Kenneth Liang
                            Kenneth Liang
                            Authorized Signatory

                       Address: c/o Oaktree Capital Management, LLC 550 South Hope Street, 22nd Floor Los Angeles, California 90071
                                 Attn:  Bruce A. Karsh,
                                        President

                       Facsimile No.:  (213) 694-1592


   TRUST:              TRUST COMPANY OF THE WEST, a California
                       corporation


                       By:  /s/ Bruce A. Karsh
                            Bruce A. Karsh
                            Authorized Signatory

                       By:  /s/ Kenneth Liang
                            Kenneth Liang
                            Authorized Signatory

                       Address: c/o Oaktree Capital Management, LLC 550 South Hope Street, 22nd Floor Los Angeles, California 90071
                                 Attn:  Bruce A. Karsh,
                                        President

                       Facsimile No.:  (213) 694-1592



   PURCHASER:          RESOURCE GROUP INTERNATIONAL, INC.,
                         a Washington corporation


                       By:/s/ David A. Herrick
                       Print Name:  David A. Herrick
                       Its:  Treasurer

                       Address:  1420 Fifth Avenue
                                 Suite 4200
                                 Seattle, Washington 98101

                       Facsimile No.:  (206) 448-0404

                                   SCHEDULE I

                               Koger Equity, Inc.
                                  Common Stock

                                   Initial    Secondary  Gross-Up
    Entity             Percentage  Shares       Shares   Shares      Total

    Weyerhaeuser
      Company Master
      Retirement
      Trust                18.5      222,000     231,171    36,122    489,293

    TCW Special
      Credits Fund
      III                  53.6      643,200     669,770   104,658  1,417,628

    The Common Fund
      for Bond
      Investments           3.9       46,800      48,733     7,615    103,148

    TCW Special
      Credits Trust        24.0      288,000     299,897    46,861    634,758
                          -----    ---------   ---------   -------  ---------
                          100.0%   1,200,000   1,249,571   195,256  2,644,827




   Wiring Instructions - TCW Special Credits

   Sanwa Bank of California/Trust Operations
   Monterey Park, California 91754
   ABA Routing #122003516
   Account: TCW Special Credits Escrow Account
   A/C #400-3500
   Ref:  TCW/Koger/RGI